PARKER DRILLING ELECTS MR. ZAKI SELIM TO BOARD OF DIRECTORS
Houston, TX, March 11, 2015 - Parker Drilling (NYSE: PKD), an international provider of contract drilling and drilling-related services and rental tools to the energy industry, announced the election of Mr. Zaki Selim to the Company’s board of directors. An oil and gas industry veteran, Mr. Selim brings extensive international operations experience in oilfield services to the Company. With the addition of Mr. Selim, the board’s total membership is now ten. He will serve on the board’s audit committee.
Mr. Selim, age 58, retired after a 29-year career with Schlumberger, a global provider of technology, integrated project management, and information solutions to customers working in the oil and gas industry worldwide. Prior to his retirement in 2010, he served for four years as president of oilfield services for Schlumberger’s Middle East & Asia operations. In this role, Mr. Selim oversaw every aspect of the region’s business development, marketing, and operational execution activities. Since retiring, Mr. Selim has been involved in oil and gas investment and consulting advisory services.
A member of the Society of Petroleum Engineers, Mr. Selim holds a bachelor’s degree in mechanical engineering from Cairo University’s Faculty of Engineering and attended the management program at Harvard Business School. He serves on the board of Total Safety, a privately held global provider of integrated industrial safety services, and as the non-executive chairman of GlassPoint, a privately held manufacturer of solar steam generators for the oil and gas industry.
“Zaki brings years of international operations experience to Parker, particularly in the Middle East, an expanding market where we believe we have significant opportunities for growth,” said Gary G. Rich, chairman, president, and chief executive officer. “Zaki understands the complex drilling challenges our customers face, and his expertise aligns with our mission to help our customers safely manage costs and mitigate risks. We look forward to Zaki’s contributions as we work to deliver innovative, reliable and efficient performance to our stakeholders.”
Company Description:
Parker Drilling (NYSE: PKD) provides contract drilling and drilling-related services and rental tools to the energy industry. The Company's drilling services business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker Drilling's barge rig fleet and in select international markets and harsh-environment regions utilizing Parker Drilling-owned and customer-owned equipment. The Company's rental tools business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.
Company Contacts:

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